Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, October 30, 2008	(302) 857-3292

DOVER MOTORSPORTS, INC. REPORTS RESULTS FOR

THE THIRD QUARTER ENDED SEPTEMBER 30, 2008

Dover Motorsports, Inc. (NYSE - DVD) today reported its results for the third quarter and nine months ended September 30, 2008.

For the quarter ended September 30, 2008, revenues were $39,791,000 compared with $40,951,000 in the third quarter of 2007. The Company promoted a total of seven major motorsports events in the third quarter of each year.

The Company’s NASCAR weekend in Dover saw operating results approximately 8% below last year, primarily as a result of lower attendance resulting from current economic conditions, offset by increases in other revenue categories. Operating results from the Company’s mid-west properties improved compared to last year.

General and administrative expenses of $3,131,000 in the third quarter of 2008 were consistent with $3,062,000 for the same quarter last year.

Depreciation and amortization expense was $1,773,000 in the quarter ended September 30, 2008 compared to $1,616,000 for the comparable 2007 period. The increase is primarily due to the Monster Makeover capital improvement project at Dover International Speedway.

Earnings before income taxes for the third quarter were $9,857,000 compared with $10,754,000 last year.

The effective tax rate for the third quarter of 2008 was 52.3% compared to 51.8% in the prior year.

Net earnings were $4,699,000 or $.13 per diluted share in the third quarter of 2008 compared with $5,187,000 or $.14 per diluted share last year.

For the nine months ended September 30, 2008, revenues were $81,718,000 compared with $82,639,000 in the prior year. The Company promoted fourteen major events in the first nine months of both years. Net earnings were $6,398,000 or $0.18 per diluted share compared with $7,220,000 or $0.20 per diluted share in the comparable period of the prior year.

The Company announced yesterday that its Board of Directors declared a regular quarterly dividend of $.015 per share. The dividend is payable on December 10, 2008 to shareholders of record at the close of business on November 10, 2008.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate four motorsports tracks in three states and promote motorsports events under the auspices of three of the premier sanctioning bodies in motorsports – NASCAR, IRL, and NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Gateway International Raceway near St. Louis, Missouri; Memphis Motorsports Park in Memphis, Tennessee; and Nashville Superspeedway near Nashville, Tennessee. For further information log on to www.dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Admissions	$15,365	$17,127	$30,101	$32,974
Event-related	12,073	11,761	24,425	23,039
Broadcasting	12,348	12,051	27,134	26,563
Other	5	12	58	63

	39,791	40,951	81,718	82,639

Expenses:
Operating and marketing	24,083	24,398	50,801	50,572
General and administrative	3,131	3,062	9,420	9,368
Depreciation and amortization	1,773	1,616	5,139	4,710

	28,987	29,076	65,360	64,650

Operating earnings	10,804	11,875	16,358	17,989

Interest income	19	32	69	107
Interest expense	(966)	(1,153)	(3,118)	(3,155)

Earnings before income taxes	9,857	10,754	13,309	14,941

Income taxes	5,158	5,567	6,911	7,721

Net earnings	$4,699	$5,187	$6,398	$7,220

Net earnings per common share:
Basic	$0.13	$0.14	$0.18	$0.20

Diluted	$0.13	$0.14	$0.18	$0.20

Weighted average shares outstanding:
Basic	35,958	35,879	35,934	35,874
Diluted	36,043	36,041	36,102	35,989

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 30, 2008	September 30, 2007	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$1,035	$1,070	$327
Accounts receivable	10,406	10,649	1,722
Inventories	320	216	185
Prepaid expenses and other	1,705	1,766	1,773
Receivable from Dover Downs Gaming & Entertainment, Inc.	7	—	18
Deferred income taxes	197	205	186

Total current assets	13,670	13,906	4,211
Property and equipment, net	158,857	157,854	157,748
Restricted cash	6,286	4,068	4,169
Other assets, net	1,480	1,079	1,578
Deferred income taxes	87	—	—

Total assets	$180,380	$176,907	$167,706

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,363	$3,089	$945
Accrued liabilities	5,644	5,706	3,464
Payable to Dover Downs Gaming & Entertainment, Inc.	—	17	—
Income taxes payable	2,155	3,254	257
Current portion of bonds payable	1,130	—	111
Deferred revenue	3,930	4,639	8,689

Total current liabilities	17,222	16,705	13,466
Revolving line of credit	42,500	43,500	42,300
Bonds payable	2,970	4,208	4,098
Liability for pension benefits	863	485	736
Other liabilities	1,605	795	1,202
Non current income taxes payable	9,632	8,452	9,687
Deferred income taxes	24,155	22,658	20,101

Total liabilities	98,947	96,803	91,590

Stockholders’ equity:
Common stock	1,697	1,667	1,672
Class A common stock	1,942	1,957	1,952
Additional paid-in capital	100,393	99,724	99,849
Accumulated deficit	(21,743)	(22,483)	(26,503)
Accumulated other comprehensive loss	(856)	(761)	(854)

Total stockholders’ equity	81,433	80,104	76,116

Total liabilities and stockholders’ equity	$180,380	$176,907	$167,706

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended September 30,
	2008	2007
Operating activities:
Net earnings	$6,398	$7,220
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	5,139	4,710
Amortization of credit facility fees	134	147
Stock-based compensation	452	370
Deferred income taxes	3,898	2,971
Changes in assets and liabilities:
Accounts receivable	(8,684)	(7,714)
Inventories	(135)	28
Prepaid expenses and other	78	42
Receivable from/payable to Dover Downs Gaming & Entertainment, Inc.	11	26
Accounts payable	3,687	1,151
Accrued liabilities	2,180	2,306
Income taxes payable	1,898	2,776
Deferred revenue	(4,759)	(5,369)
Other liabilities	609	539

Net cash provided by operating activities	10,906	9,203

Investing activities:
Capital expenditures	(6,467)	(10,012)
Restricted cash	(2,117)	(384)
Purchase of available-for-sale securities	(50)	—

Net cash used in investing activities	(8,634)	(10,396)

Financing activities:
Borrowings from revolving line of credit	31,000	33,300
Repayments on revolving line of credit	(30,800)	(28,800)
Repayments of bonds payable	(109)	(698)
Dividends paid	(1,638)	(1,632)
Repurchase of common stock	(137)	(54)
Credit facility fees	(124)	(159)
Proceeds from stock options exercised	216	—
Excess tax benefit on stock awards	28	8

Net cash (used in) provided by financing activities	(1,564)	1,965

Net increase in cash and cash equivalents	708	772
Cash and cash equivalents, beginning of period	327	298

Cash and cash equivalents, end of period	$1,035	$1,070